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                                                                    Exhibit 99.1
NORTHWAY FINANCIAL, INC.                9 Main Street
                                        Berlin, New Hampshire 03570

Contact: Richard P. Orsillo
         Senior Vice President
         and Chief Financial Officer
         603-752-1171                                     FOR IMMEDIATE RELEASE

                NORTHWAY FINANCIAL, INC. ANNOUNCES SECOND QUARTER
                     RESULTS AND DECLARES QUARTERLY DIVIDEND

         Berlin, NH, July 29, 2003...Northway Financial, Inc.(the "Company") (NASDAQ: NWFI) reported net income for the quarter ended June 30, 2003 of $824,000, or $0.55 per share, compared to $922,000, or $0.61 per share, for the same quarter in 2002, a decrease of $98,000. Net income for the six months ended June 30, 2003 was $1,635,000, or $1.09 per share, compared to $2,041,000, or
$1.35 per share, for the six months ended June 30, 2002, a decrease of $406,000.

         Commenting on the second quarter results, William J. Woodward, Chairman, President and Chief Executive Officer of the Company stated:

         "The results for the second quarter, when compared with the same quarter last year, are significantly impacted by the acquisition in October 2002 of three branch facilities located in Laconia, Pittsfield, and Belmont, New Hampshire by the Company's subsidiary Pemigewasset National Bank. This acquisition positively impacted the Company's deposits, earning assets, net interest income, and noninterest income. Overhead was impacted by the costs associated with operating and acquiring these branches. In addition, in order to accommodate the increased loan demand resulting from the favorable interest rate environment for borrowers, we strengthened our lending staff, which further increased our expenses. We continue to make progress in our bank-wide re-engineering and new technology initiatives. Although these initiatives have required capital investment and have increased our overhead, when they are fully implemented, it is expected that they will achieve our goals of strengthening our competitive position, improving efficiency and supporting our growth.

         We are proud to announce that Berlin City Bank, a subsidiary bank of the Company, received the Granite State Award for 2003. This award is presented annually by the College for Lifelong Learning of the University System of New Hampshire to an organization or person for outstanding contributions to the people of New Hampshire. We are extremely pleased to have the employees of our organization publicly recognized for their very significant contributions to our communities."

         The Company declared a quarterly dividend on July 29, 2003 of $0.17 per share payable August 13, 2003 to shareholders of record on August 8, 2003.

         Net interest income for the second quarter of 2003 increased by $559,000 to $5,993,000 compared to $5,434,000 for the second quarter of 2002. The provision for loan losses for the second quarter of 2003 decreased $5,000 to $220,000, compared to $225,000 for the second quarter of last year. Securities gains for the quarter increased $11,000 to $39,000, compared to $28,000 for the same period last year. Noninterest income for the quarter, excluding securities gains, increased $216,000 to $940,000 compared to $724,000 for the same period last year. During the second quarter, the Company recorded a write-down of equity securities in the amount of $41,000. Other operating expense, excluding write-down of equity securities, increased $863,000 to $5,423,000 for the quarter, compared to $4,560,000 for the same period last year. Included in other operating expenses is the amortization of core deposit intangibles related to the October 2002 branch acquisitions totaling $158,000, which will be fully amortized during the fourth quarter of 2006.

         Net interest income for the six months ended June 30, 2003 increased by $1,048,000 to $11,801,000, compared to $10,753,000 for the same period last year. The provision for loan losses for the first six months of 2003 decreased $5,000 to $445,000, compared to $450,000 for the first six months of 2002. Securities gains for the first six months of 2003 decreased $37,000 to $237,000, compared to $274,000 for the same period last year. Noninterest income year-to-date, excluding securities gains, increased $354,000 to $1,784,000, compared to $1,430,000 for the same period last year. During the first six months of 2003, the Company recorded a write-down of equity securities in the amount of $119,000. Other operating expense, excluding write-down of equity securities, increased $1,803,000 to $10,692,000 for the first six months of 2003, compared to $8,889,000 for the same period last year. Included in other operating expenses is the amortization of core deposit intangibles related to the October 2002 branch acquisitions totaling $317,000, which will be fully amortized during the fourth quarter of 2006.

         At June 30, 2003, Northway Financial had total assets of $610,874,000 compared to $511,645,000 at June 30, 2002, an increase of $99,229,000. This increase in total assets was funded by: the October 18, 2002 acquisition of three branch facilities located in Laconia, Pittsfield, and Belmont, New Hampshire by Pemigewasset National Bank, a subsidiary of the Company; an increase in FHLB advances; and the issuance of additional trust preferred securities. Loans, including loans held-for-sale, at June 30, 2003 increased $59,537,000 to $456,143,000, compared to June 30, 2002. Investments, including federal funds sold, increased $23,187,000 to $96,821,000. Total deposits were $466,238,000 at June 30, 2003, an increase of $61,378,000 over June 30, 2002.
Total borrowings increased $20,588,000 to $74,028,000 and capital securities increased $13,000,000 to $20,000,000 from June 30, 2002 due to the issuance of additional trust preferred securities. Total equity increased $2,275,000 to $46,936,000.

         During the quarter the Company repurchased 2,000 shares of stock for approximately $59,000 pursuant to the Company's current stock repurchase program. An additional 96,915 shares are authorized for repurchase under the current stock repurchase program.

         Northway Financial, Inc., headquartered in Berlin, New Hampshire, is a multi-bank holding company. Through its subsidiary banks, The Berlin City Bank and Pemigewasset National Bank, the Company offers a broad range of financial products and services to individuals, businesses and the public sector from its full service banking offices.

         Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of the words "expect," "believe," "estimate," "will" and other expressions which predict or indicate future trends and which do not relate to historical matters. Forward-looking statements may include, but are not limited to, expectations for re-engineering and new technology initiatives, projections of revenue, income or loss, plans for future operations, including in new markets, and acquisitions, and plans related to products or services of the Company and its subsidiaries. Such forward-looking statements are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company. The Company's actual results could differ materially from those projected in the forward-looking statements as the result of, among other factors, changes in technology, changes in interest rates, changes in the securities or financial markets, a deterioration in general economic conditions on a national basis or in the local markets in which the Company operates, including changes in local business conditions resulting in rising unemployment and other circumstances which adversely affect borrowers' ability to service and repay our loans, changes in loan defaults and charge-off rates, reduction in deposit levels necessitating increased borrowing to fund loans and investments, the passing of adverse government regulation, and changes in assumptions used in making such forward-looking statements. These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.
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
                                                 Northway Financial, Inc.
                                                 ------------------------
                                           Selected Consolidated Financial Data
                                                        (Unaudited)
                                  (In thousands, except for ratios and per share amounts)

Period end balance sheet data:                                              June 30,
                                                             2003                                      2002
Total assets                                            $  610,874                                $  511,645
Loans, net (1)                                             456,143                                   396,606
Investments (2)                                             96,821                                    73,634
Deposits                                                   466,238                                   404,860
Borrowings                                                  74,028                                    53,440
Capital securities                                          20,000                                     7,000
Stockholders' equity                                        46,936                                    44,661

Book value per share                                    $    31.20                                $    29.40
Tangible book value per share (3)                            21.30                                     23.98
Leverage ratio                                                7.05%                                     8.80%
Shares outstanding                                       1,504,574                                 1,516,074

                                                      For the Three Months                        For the Six Months
                                                          Ended June 30,                            Ended June 30,
Operating results:                                 2003                 2002                2003                   2002
Net interest income                              $ 5,993              $ 5,434              $11,801               $10,753
Securities gains (losses), net                        39                   28                  237                   274
Other noninterest income                             940                  724                1,784                 1,430
Loan loss provision                                  220                  225                  445                   450
Write-down of equity securities                       41                 --                    119                  --
Other operating expense                            5,423                4,560               10,692                 8,889
Income before tax                                  1,288                1,401                2,566                 3,118
Income tax expense                                   464                  479                  931                 1,077
Net income                                       $   824              $   922              $ 1,635               $ 2,041

Earnings per share                               $  0.55              $  0.61              $  1.09               $  1.35
Return on average assets                            0.55%                0.73%                0.55%                 0.82%
Return on average equity                            7.19%                8.34%                7.27%                 9.34%
(1) Net of unearned income and the allowance for loan losses. Includes loans held-for-sale.
(2) Includes federal funds sold, Federal Home Loan Bank stock, Federal Reserve Board stock, investment securities available-for-sale and investment securities held-to-maturity.
(3) 2003 includes a deduction of $14,770 for goodwill and core deposit intangible associated with the Pemigewasset
    National Bank acquisition of three branches on October 18, 2002.
(4) 2002 includes the restatement of other operating expense due to the adoption of FAS 147 effective January 31, 2002.
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